Function(x) to Acquire BumpClick
A network of websites and social assets with over 60 million+ followers
NEW YORK, NEW YORK., MARCH 8, 2017 – FUNCTION(X), INC. (NASDAQ: FNCX), a leading social publishing and interactive media platform, today announced the signing of a binding term sheet to acquire all equity interests in BumpClick LLC (“BumpClick” or the “Company”).
BumpClick is a media company that uses technology and industry relationships to maximize distribution and revenue from its network of websites and social assets that total more than 60M social followers.
Last week BumpClick finalized the acquisition of all ViralNova assets, including the flagship property www.viralnova.com. Sean Beckner, the Founder and CEO of BumpClick, was the CEO and controlling member of ViralNova, LLC prior to selling the company to Zealot Networks in 2015. Also included in the sale is the proprietary CMS and analytics and reporting software called “Nova” along with all social assets. BumpClick is moving quickly to optimize and grow this asset, with work already underway.
“The ViralNova transaction rounds out a very strong stable of technology, social assets and websites that are both established and up and coming,” said Beckner.
Beckner will assume a senior management position applying his skills to the existing FNCX properties, when BumpClick is acquired by FNCX.
“We are excited to acquire a rapidly growing digital platform, especially one run by an experienced industry professional,” said Robert FX Sillerman, Executive Chairman and CEO of Function(x). “We believe that the synergies between our two companies are substantial, and when combined with Sean’s expertise and experience, this acquisition will be instantly accretive to our business. As indicated in the recently completed public offering registration statement, strategic acquisitions such as BumpClick are an integral part of our strategy. We are thrilled to have come to agreement.”
“The team and I are very excited to join forces with Bob and his team at Function(x),” said Beckner. “Bob’s many successes and deep understanding of how to build and scale large enterprises is a big reason for our excitement around this deal. The digital media landscape is filled with opportunities to achieve significant scale by growing both organically and through acquisition of leading digital properties and assets. We believe we bring a strong track record for how to do this profitably and at scale.”
For complete details on the proposed transaction, please review the 8-K filed simultaneously with this release.
About Function(x)
Function(x) operates Wetpaint.com and Rant. Wetpaint is the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture. Rant is a leading digital publisher with original content in multiple different verticals, most notably in sports, entertainment, and pets. Function(x), Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams. Function(x), Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact: For Function(x): Investors: Michelle Lanken, 212-231-0092 Chief Financial Officer mlanken@functionxinc.com	Contact: Media Relations: IRTH Communications Robert Haag, 866-976-4784 Managing Partner